Exhibit 99.1

ICO, Inc.

NOTICE OF REDEMPTION
OF
ICO, INC.’S
$6.75 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

Notice of Redemption.  ICO, Inc. (“ICO” or the “Company”) hereby gives notice, in accordance with Section 6 of the Statement of Designations (“Statement of Designations”) establishing $6.75 Convertible Exchangeable Preferred Stock (the “Preferred Stock”), that all of ICO’s issued and outstanding shares of the Preferred Stock have been called for redemption by ICO.

Redemption Date and Redemption Price.  In accordance with this Notice of Redemption, the Preferred Stock will be redeemed by ICO at the close of business on November 5, 2007 (the “Redemption Date”) by payment, for each share of Preferred Stock, of $100 per share plus all dividends (whether or not declared) accrued and unpaid as of the Redemption Date, in the amount of $0.65625 per share.  Each share of the Preferred Stock is represented by four (4) depositary receipt certificates (“Depositary Certificates”).  The “Redemption Price” for each Certificate is therefore $25 plus accrued and unpaid dividends of $0.164063.

Manner of Surrender of Depositary Certificates for Redemption.  In order to receive payment of the Redemption Price, each holder must surrender the Depositary Certificates (each representing ¼ share of the Preferred Stock) to be redeemed, to:

By Mail	By Overnight Courier
Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
250 Royall Street	250 Royall Street
Canton, MA 02021	Canton, MA 02021

Payment of Redemption Price.  An amount sufficient to redeem all issued and outstanding shares of the Preferred Stock will be deposited by ICO, on or before the Redemption Date, with Computershare Shareholder Services, Inc., in trust, for payment to the holders of Depositary Certificates representing the Preferred Stock upon surrender of such Depositary Certificates in accordance with the terms of this Notice of Redemption.

Preferred Stock No Longer Deemed Outstanding after the Redemption Date.  In accordance with Section 6 of the Statement of Designation, from and after the Redemption Date, dividends on the Preferred Stock will cease to accrue and the Preferred Stock will no longer be deemed to be outstanding, and all rights of the holders of Depositary Certificates representing the Preferred Stock will cease (except for the right to receive the Redemption Price upon surrender of such Depositary Certificates in accordance with the terms of this Notice of Redemption).

Price of Common Stock.  The last sale price of the Company’s common stock (“Common Stock”) on October 3, 2007, was $13.31 per share, as reported on The NASDAQ Global Market.

Conversion Price.  The Conversion Price for each Depositary Certificate is $9.125.  Each Depositary Certificate representing ¼ share of Preferred Stock shall be convertible, at the option of the holder of Depository Certificates, into 2.7397 shares of Common Stock (which amount is obtained by dividing $25 by the Conversion Price).

Conversion Rights Terminated on Redemption Date.  In accordance with Section 6 of the Statement of Designations, the rights of the holders of Depositary Certificates representing the Preferred Stock to convert their Preferred Stock to Common Stock shall terminate at the close of business on the Redemption Date.

ICO, INC.

Date: October 4, 2007	By:	/s/ Jon C. Biro
	Name:	Jon C. Biro
	Title:	Chief Financial Officer and
Treasurer